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                                                                     EXHIBIT 9.1

                               DUPLICATE ORIGINAL


                                    [emblem]
                                                                 New postal code
                                                                           85049
                            DR. NORBERT KUNTZ, NOTARY
                      Theresienstrasse 11 o 8070 Ingolstadt
                   Phone (08 41) 3 31 88 o Fax (08 41) 3 38 30
                            DR. HANS SCHMALZL, NOTARY

               It is hereby confirmed that the attached document represents a duplicate original of the original document and matches it in its entirety. It is given to the recipient designated below upon request.

               Ingolstadt, July 27, 1993 se [signature]
                                            Notary

                      [illegible seal]

Mr. Bernd Meier
Ahornallee 39
85283 Wolnzach


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Doc. roll no. 1781/93/S
dated 7/19/93

                                                         Doc. roll no. 1781/93/S


                                   Trust contract and obligation
                                        to transfer a share


Today, July nineteenth,
nineteen hundred ninety-three,
               - July 19, 1993 -,

the following persons are present before me,
               Dr. Hans Schmalzl, notary,
in Ingolstadt in my office at Theresienstrasse 11/I:

1. Mr. Nicholas Efthymiou, born 10/13/62, graduate engineer, residing at 85354 Freising, Untere Domberggasse 2; according to information provided, married and living under the statutory matrimonial property regime according to Greek law,

        Correct: Luneburgerstrasse 8, 80809 Munich.

2. Mr. Bernd Meier, born 10/15/49, graduate engineer, residing at 85283 Wolnzach, Ahornalle 39; according to information provided, married and living under the statutory matrimonial property regime.

At the request of the persons appearing, who are known to me personally, I recorded the declarations which they submitted in my presence:


Dr.S./HM


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                                      - 2 -



I.
Mr. Bernd Meier
- hereinafter referred to as Trustee -
has acquired from Mr. Nicolas Efthymiou.
- hereinafter referred to as Trustor -
a capital contribution in the amount of DM 28,000.00 in the firm of SCM Vertriebs-GmbH
        Systeme, Componenten, Mikrocomputer [Systems, Components,
          Microcomputers],
which is registered with the Neuburg/Donau Municipal Court under no. HRB 90 270.


II.
The Trustor shall be obligated to hold the Trustee harmless against any claim arising from the assumption of the trust. He guarantees that the latter shall not be called upon to make any payment toward the share or shall not be subject to liability to further call or other payments or liabilities for the Corporation, including any tax obligations.

Specifically, the Trustor shall bear all costs, taxes and expenses in connection with the fiduciary holding of the equity interest and its retransfer to the Trustor or transfer to third parties designated by the Trustor.


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                                      - 3 -


III.
Externally, the Trustee shall be a fully entitled and fully obligated shareholder, but inter se he shall be a fiduciary shareholder for the account of the Trustor.

He shall be obligated to hold and manage the equity investment and the rights and duties associated therewith according to the best of his knowledge and conscience for the account, and pursuant to the instructions, of the Trustor and the rights arising from the equity interest(1) He shall further be obligated to the Trustor not to raise any pecuniary claims arising from the equity interests and not to enter into any obligations or dispositions with regard to the equity interest without the written consent of the Trustor; specifically, he shall not sell the share or encumber it with rights of third parties.

To the extent permissible, he assigns, at this point in time, all claims arising from the equity interest, specifically the claims to the distribution of profits and liquidation proceeds, to the Trustor, who hereby accepts said assignment.

The Trustee shall promptly transfer to the Trustor the profit allocable to the equity interests promptly following receipt or credit thereof.

From a tax standpoint, it is intended that the profit allocable to the equity interest be classified as the income of the Trustor and not to that of the Trustee.

The contracting parties shall be obligated to submit all declarations to the tax authority which are necessary to produce this legal effect.

--------
  (1) The italicized clause is a grammatically incorrect insertion in the original--Trans.


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                                      - 4 -


Otherwise, the contracting parties shall treat the contents of this document confidentially vis a vis third parties.

IV.
The Trustee is hereby obligated to the Trustor to transfer the capital contribution to the Trustor, or to a third party to be named by the Trustor, at any time at the Trustor's request at the purchase price of the nominal amount of the capital contribution.

Accordingly, he shall submit all declarations and make all petitions which are necessary for the legally effective transfer.

V.
If, according to the articles of incorporation, the consent of the Corporation or the shareholders is necessary for the transfer of shares, the contracting parties to today's trust contract shall personally obtain such consent.

VI.
The Trustor may terminate the trust relationship at any time; the Trustee may terminate the trust relationship upon notice of three months effective at the end of a calendar month, but not earlier than the registration of the Corporation in the commercial register.


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                                      - 5 -


At the end of the trust relationship, the Trustee shall be obligated to promptly assign the share to the Trustor or a third party to be named by the Trustor at the nominal amount.

The trust relationship shall also end

        a) upon the transfer of the share at the request of the Trustor,

        b) upon the death of the Trustee.

VII.
Inter se, the Trustee shall be obligated at the request of the Trustor to submit the agenda to the Trustor prior to each general meeting of shareholders and obtain his instructions concerning the ballot.

VIII.
No compensation shall be paid for the Trustee, except in the case of transfer.

IX.
The Trustor shall bear the expense of this document and the execution thereof. The contracting parties shall each receive a duplicate original of this document.


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                             [stamp]
                             Read aloud by the notary, approved by the participants and personally signed:


[signature]    [signature]

[signature]

               [signature] [handwritten:] Notary

        [seal]
        DR. HANS SCHMALZL - NOTARY IN INGOLSTADT